UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 17, 2019
(Exact name of registrant as specified in its charter)

New Jersey	I-3215	22-1024240
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  732-524-0400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01    Other Events.

As previously disclosed, on October 23, 2018, Johnson & Johnson entered into an agreement to acquire Ci:z Holdings Co., Ltd. (TYO: 4924) (the “Company”) for a total purchase price of approximately ¥230 billion, which equates to approximately $2.1 billion, using the exchange rate of 109.06 Japanese Yen to each U.S. Dollar as of 5p.m., New York City time, on January 16, 2019.

The acquisition was completed through a series of transactions that included an all-cash tender offer (the "tender offer") to acquire publicly held shares of the Company, not already held by Johnson & Johnson and its affiliates, for ¥5,900 per share. Upon completion of the tender offer and the related transactions, Johnson & Johnson acquired 89% of the outstanding shares of the Company. Johnson & Johnson plans to acquire the remaining shares of the Company that were not tendered in the tender offer through a share consolidation under Japanese law during the first half of 2019 and take appropriate actions to delist the Company from the Tokyo Stock Exchange.

The Company, which markets the Dr Ci:Labo, Labo Labo and Genomer line of skincare products, will now become part of the Johnson & Johnson Family of Consumer Companies.

Any EPS impact of the transaction will be included in the 2019 guidance provided on Johnson & Johnson’s Q4 2018 earnings call.

The related press release dated January 17, 2019 is attached as Exhibit 99.1 to this report.

Item 9.01.    Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.    Description

99.1Johnson & Johnson Press Release dated January 17, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Johnson & Johnson
(Registrant)
Date: January 17, 2019	By:	/s/ Renee A. Brutus
Renee A. Brutus Assistant Corporate Secretary